 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-252399
P R O S P E C T U S  S U P P L E M E N T
(To Prospectus dated January 25, 2021)
23,469,388 Shares
Common stock
We are offering 23,469,388 shares of our common stock. Our common stock is listed on the Nasdaq Global Select Market under the symbol “SGRY.” On November 18, 2022, the last reported sale price for our common stock on the Nasdaq Global Select Market was $27.29 per share.
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” on page S-9 of this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
	Per share	Total
Public offering price	$24.50	$575,000,006.00
Underwriting discounts and commissions(1)	$0.8575	$20,125,000.21
Proceeds, before expenses, to us	$23.6425	$554,875,005.79

(1)
We have agreed to reimburse the underwriters for certain expenses. See “Underwriting”.

An affiliate of BCPE Seminole Holdings LP (collectively, “BCPE”), our controlling stockholder, has agreed to purchase 9,183,673 shares of our common stock in a concurrent private placement at the same public offering price per share as the purchasers in this offering. The concurrent private placement is expected to close within 30 days of the date of this prospectus supplement.
We have granted the underwriters an option for 30 days from the date of this prospectus supplement to purchase up to 3,520,408 additional shares of our common stock (representing 15% of the firm shares being offered). See “Underwriting” for more information.
The underwriters expect to deliver the shares to the investors on or about November 23, 2022.
Joint Bookrunning Managers
BofA SecuritiesJ.P. MorganBarclaysJefferies
RBC Capital Markets	KKR	Macquarie Capital	Mizuho	SVB Securities
The date of this prospectus supplement is November 21, 2022

Prospectus Supplement
Prospectus

S-i

About this prospectus supplement
This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information.” These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters take any responsibility for and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated herein or therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
We own or have rights to trademarks and service marks that we use in connection with the operation of our business, including our corporate names, tag-lines, logos and website names. All other trademarks or service marks appearing in this prospectus supplement that are not identified as marks owned by us are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement are listed without the ®, (sm) and (TM) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.
“Surgery Partners,” the “Company,” “we,” “us,” “our” and similar names refer to Surgery Partners, Inc. and its consolidated subsidiaries, including Surgery Center Holdings Inc., unless we state otherwise or the context otherwise requires.

Summary
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary may not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”), and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 (collectively, the “Quarterly Reports”), each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus, and the financial statements and the other information included or incorporated by reference in this prospectus supplement and the documents incorporated by reference herein, before making an investment decision.
Overview
We, acting through our subsidiaries, own and operate a national network of surgical facilities and ancillary services. The surgical facilities, which include ambulatory surgery centers (“ASCs”) and surgical hospitals, primarily provide non-emergency surgical procedures across many specialties, including, among others, gastroenterology, general surgery, ophthalmology, orthopedics and pain management. Our surgical hospitals also provide services such as diagnostic imaging, laboratory, obstetrics, oncology, pharmacy, physical therapy and wound care. Ancillary services are comprised of multi-specialty physician practices, urgent care facilities and anesthesia services.
As of September 30, 2022, we owned or operated a portfolio of 145 surgical facilities, comprised of 126 ASCs and 19 surgical hospitals in 32 states. We own these facilities in partnership with physicians and, in some cases, health care systems in the markets and communities it serves. We owned a majority interest in 92 of the surgical facilities and consolidated 117 of the facilities for financial reporting purposes.
Our growth strategies
Our differentiated operating model employs a multifaceted strategy to grow revenue, earnings and cash flow. We believe the following are key components to this strategy:
•
Deliver outstanding patient care and clinical outcomes;

•
Continue to execute and expand upon our physician engagement strategy in attractive markets;

•
Become the partner of choice for physicians seeking to become or stay independent;

•
Drive organic growth at existing facilities through targeted physician recruitment, service line expansion and implementing our efficient operating model;

•
Seek partnership opportunities with payors to make health care more affordable for their members;

•
Continue our disciplined acquisition strategy;

•
Offer new services to provide a more comprehensive continuum of care; and

•
Enhance operational efficiencies and productivity by delivering on integration.

Total addressable market
Based on management estimates, we believe that the total U.S. surgical facility market represents approximately $90 billion in annual revenue, including approximately $55 billion of hospital outpatient department procedures and $35 billion of ambulatory surgical center procedures, and we believe that ambulatory surgical centers are capturing an increasing share of the total surgical procedure market. We estimate that as a result of this trend, total annual procedure volume is expected to grow over the next few years by approximately 2% in hospital outpatient departments and by approximately 6% in ambulatory surgery centers, while inpatient procedures will decline by approximately 2% during the same period. In addition, we believe that approximately $60 billion of inpatient surgical cases have the potential to move to outpatient surgery centers, which, together with procedures performed at hospital outpatient departments and ambulatory surgical centers, represents what we believe is a total addressable market of approximately $150 billion.
Patient and physician satisfaction
We are leveraging our growth strategies to capture market share by providing high quality service. According to a 2019 survey of health and life safety tags, our ASCs averaged 25% fewer deficiencies compared with the total market, with 6.3 deficiencies at our ASCs compared to 8.4 in other ASCs. Similarly, our surgical hospitals averaged 48% fewer deficiencies per survey compared to all other hospitals surveyed, with 17.6 deficiencies for our surgical hospitals compared with 33.7 deficiencies at other hospitals according to a 2019 industry survey. In addition, 93% of our surgical hospitals in 2022 were rated either four or five stars in the CMS star rating. This has resulted in an average patient net promoter score of 94, based on patient satisfaction surveys conducted from December 2019 to May 2020.
Recent Developments
In connection with this offering, our Executive Chairman, Wayne DeVeydt and our Chief Executive Officer, Eric Evans have each agreed to receive a portion of their 2022 annual cash bonuses in shares of our common stock, valued at the same public offering price as purchasers pay in this offering. Mr. DeVeydt and Mr. Evans have each agreed to receive $500,000 of any annual cash bonus earned by them in shares of our common stock. Annual bonuses will be determined by the Compensation Committee and paid in 2023 in accordance with the Company’s normal year-end procedures.
Corporate information
Surgery Partners, Inc. is a Delaware corporation that was incorporated on April 2, 2015. Our principal executive offices are located at 310 Seven Springs Way, Suite 500, Brentwood, TN 37027. Our telephone number at that address is (615) 234-5900. Our website address is www.surgerypartners.com. Information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference in, this prospectus supplement.

The offering
Common stock offered by us
23,469,388 shares of our common stock.
Option to purchase additional shares
We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 3,520,408 additional shares of our common stock (representing 15% of the firm shares being offered).
Common stock to be outstanding after this offering
113,420,022 shares (or 116,940,430 shares, if the underwriters exercise in full their option to purchase additional shares).
Use of Proceeds
We expect to use proceeds of this offering and the concurrent private placement to repay portions of our long term indebtedness, with the remainder for general corporate purposes. See “Use of Proceeds” on page S-12.
Risk factors
See “Risk Factors” beginning on page S-9 of this prospectus supplement for a discussion of factors that you should read and consider before investing in our securities.
Nasdaq Global Select Market ticker symbol
“SGRY”
The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 89,950,634 shares outstanding as of November 1, 2022, and excludes, each as of November 1, 2022:
•
2,198,360 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $12.71 per share; and

•
4,902,465 shares of common stock reserved for future issuance under our 2015 Omnibus Incentive Plan.

Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares is not exercised in this offering.

Summary historical condensed consolidated financial information
The following table sets forth the summary historical condensed consolidated financial information of Surgery Partners for the dates and periods indicated.
The summary consolidated statements of operations data and cash flow data set forth below for the years ended December 31, 2021, 2020 and 2019, and the summary consolidated balance sheets data set forth below as of December 31, 2021 and 2020 are derived from our audited consolidated financial statements for such periods incorporated by reference into this prospectus supplement. The summary condensed consolidated statements of operations data and cash flow data set forth below for the nine months ended September 30, 2022 and 2021, and the summary consolidated balance sheets data set forth below as of September 30, 2022 and 2021 are derived from our unaudited condensed consolidated financial statements for such periods incorporated by reference into this prospectus supplement. The timing of acquisitions and divestitures completed during the years presented affects the comparability of the selected financial data.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the information contained in this summary in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2021 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, each of which is incorporated by reference in this prospectus supplement.
	Nine Months Ended September 30,		Year Ended December 31,
(in millions, except shares and per share amounts)	2022	2021	2021	2020	2019
Consolidated Statements of Operations Data
Revenues	$1,832.2	$1,614.9	$2,225.1	$1,860.1	$1,831.4
Operating expenses:
Cost of revenues	1,441.6	1,270.6	1,733.7	1,480.3	1,407.6
General and administrative expenses	73.5	76.8	104.0	97.1	88.6
Depreciation and amortization	85.2	76.1	98.8	94.8	76.5
Income from equity investments	(8.1)	(8.5)	(11.3)	(10.8)	(10.2)
Loss (gain) on disposals and deconsolidations, net	3.2	2.0	2.2	5.7	(4.4)
Transaction and integration costs	27.8	24.7	39.8	23.2	19.0
Impairment charges	—	—	—	33.5	7.9
Grant funds	(1.8)	(20.0)	(37.9)	(46.2)	—
Loss on debt extinguishment	—	9.1	9.1	—	11.7
Loss (gain) on litigation settlements	(32.8)	—	—	1.2	0.2
Other income	(7.4)	(3.3)	(15.5)	(1.7)	(1.4)
Total operating expenses	1,581.2	1,427.5	1,922.9	1,677.1	1,595.5
Operating income	251.0	187.4	302.2	183.0	235.9
Tax receivable agreement expense	—	—	—	—	(2.4)
Interest expense, net	(173.9)	(160.9)	(221.0)	(201.8)	(178.9)
Income (loss) before income taxes	77.1	26.5	81.2	(18.8)	54.6
Income tax (benefit) expense	13.4	(1.3)	10.5	(20.1)	9.5
Net income (loss)	63.7	27.8	70.7	1.3	45.1
Less: Net income attributable to non-controlling interests	(94.9)	(98.6)	(141.6)	(117.4)	(119.9)

	Nine Months Ended September 30,		Year Ended December 31,
(in millions, except shares and per share amounts)	2022	2021	2021	2020	2019
Net loss attributable to Surgery Partners, Inc.	(31.2)	(70.8)	(70.9)	(116.1)	(74.8)
Net loss per share attributable to common stockholders
Basic	(0.35)	(1.19)	(1.12)	(3.19)	(2.29)
Diluted(1)	(0.35)	(1.19)	(1.12)	(3.19)	(2.29)
Consolidated Statements of Cash Flow Data
Net cash provided by operating activities	151.6	67.4	87.1	246.9	129.5
Net cash provided by (used in) investing activities	(235.7)	(141.7)	(331.7)	(88.4)	(85.2)
Net cash provided by (used in) financing activities	(151.0)	86.5	316.3	66.7	(135.9)
Other Data (unaudited)
Adjusted EBITDA(2)	259.4	225.2	339.6	256.6	258.6
Adjusted EBITDA as a % of revenues(2)	14.2%	13.9%	15.3%	13.8%	14.1%
Number of surgical facilities as of the end of period(3)	145	127	126	127	128
Number of consolidated surgical facilities included as of the end of period	117	110	109	107	107
Cases	438,588	404,297	549,383	459,420	525,136
Same-facility revenue growth (days adjusted)(4)	6.6%	21.7%	18.1%	(1.5)%	7.6%
	As of September 30,		As of December 31,
(in millions)	2022	2021	2021	2020	2019
Consolidated Balance Sheets Data
Working capital	$114.0	$301.2	$409.3	$244.7	$127.4
Total assets	6,536.5	5,631.6	6,117.6	5,413.2	5,018.9
Long-term debt, less current maturities	3,102.6	2,791.9	2,878.4	2,792.4	2,524.7
Redeemable preferred stock	—	—	—	434.5	395.0
Total stockholders’ equity	2,105.4	1,552.0	1,969.6	882.1	983.4

(1)
The impact of potentially dilutive securities for all periods presented was not considered because the effect would be anti-dilutive in each of those periods.

(2)
Adjusted EBITDA is a non-GAAP financial measure. This measure should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Certain Non-GAAP Metrics” in our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.

When we use the term “Adjusted EBITDA,” it is referring to net income minus (a) net income attributable to non-controlling interests plus (b) interest expense, net, (c) depreciation and amortization, (d) equity-based compensation expense, (e) contingent acquisition compensation expense, (f) transaction, integration and acquisition costs, (g) loss (gain) on litigation settlements, (h) gain on acquisition escrow release, (i) loss (gain) on disposal and deconsolidations, net, (j) reserve adjustments, (k) impairment charges, (l) gain on amendment to tax receivable agreement, (m) tax receivable agreement (benefit) expense and (n) loss on debt refinancing. We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by our management to assess operating performance, make business decisions and allocate resources.

Adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered in isolation or as substitutes for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from this non-GAAP metric are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
We have included Adjusted EBITDA in this prospectus supplement because we believe it is useful to investors in evaluating our operating performance compared to that of other companies in our industry, as their calculation eliminates the effects of financing, income taxes and the accounting effects of capital spending, as these items may vary for different companies for reasons unrelated to overall operating performance. When analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net loss, cash flows from operating activities or other operation statement or cash flow statement data prepared in accordance with GAAP. The following table represents the reconciliation of Adjusted EBITDA to net income (loss) attributable to Surgery Partners for the periods indicated below:
	Unaudited
	Nine Months Ended September 30,		Year Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Consolidated Statements of Operations Data
Income (loss) before income taxes	$77.1	$26.5	$81.2	$(18.8)	$54.6
Plus (Minus):
Net income attributable to non-controlling interests	(94.9)	(98.6)	(141.6)	(117.4)	(119.9)
Depreciation and amortization	85.2	76.1	98.8	94.8	76.5
Interest expense, net	173.9	160.9	221.0	201.8	178.9
Equity-based compensation expense	13.0	13.4	17.4	13.2	10.2
Transaction, integration and acquisition costs(a)	28.4	31.0	46.1	38.2	36.1
Impairment charges	—	—	—	33.5	7.9
Loss (gain) on disposals and deconsolidations, net	3.2	2.0	2.2	5.7	(4.4)
Loss (gain) on litigation settlements and other litigation costs(b)	(27.6)	4.3	5.6	6.4	4.6
Gain on escrow release	—	—	—	(0.8)	—
(Gain) loss on debt extinguishment	—	9.1	9.1	—	11.7
Tax receivable agreement expense (benefit)	—	—	—	—	2.4
Hurricane-related operating losses(c)	1.1	0.5	(0.2)	—	—
Adjusted EBITDA	$259.4	$225.2	$339.6	$256.6	$258.6

(a)
For the year ended December 31, 2021, this amount includes transaction and integration costs of $39.8 million and start-up costs related to a de novo surgical hospital of $6.3 million. For the year ended December 31, 2020, this amount includes transaction and integration costs of $23.2 million and start-up costs related to a de novo surgical hospital of $15.0 million. For the year ended December 31, 2019, this amount includes transaction and integration costs of $19.0 million and other acquisition costs and start-up costs related to a de novo surgical hospital of $17.1 million.

This amount includes transaction and integration costs of $27.8 million and $24.7 million for the nine months ended September 30, 2022 and 2021, respectively. This amount further includes start-up costs related to de novo surgical facilities of $0.6 million and $6.3 million for the nine months ended September 30, 2022 and 2021, respectively.
(b)
This amount includes litigation settlement costs of $1.2 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively, with no comparable costs in 2021. This amount also includes other litigation costs of $5.6 million, $5.2 million and $4.4 million for the years ended December 31, 2021, 2020 and 2019, respectively.

This amount includes other litigation costs of $5.2 million and $4.3 million for the nine months ended September 30, 2022 and 2021, respectively. This amount also includes gain on litigation settlement of $32.8 million for the nine months ended September 30, 2022.
(c)
Reflects losses incurred, net of insurance proceeds received at certain surgical facilities that were closed following Hurricane Ida in September 2021 and Hurricane Ian in September 2022.

(3)
Includes surgical facilities that we manage but in which we have no ownership interest.

(4)
Same-facility revenue per case reflects revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).

Risk factors
Investing in our securities involves a high degree of risk. See Item 1A under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, which are incorporated by reference into this prospectus supplement and the accompanying prospectus and the “Risk Factors” section in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities. Before you invest in our securities, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement and the accompanying prospectus.
Risks related to this offering and ownership of our common stock
If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
If you purchase common stock in this offering at a public offering price of $24.50 per share, you will incur immediate and substantial dilution of $32.43 per share. The exercise of outstanding stock options into common stock may result in further dilution of your investment. See the section titled “Dilution” appearing elsewhere in this prospectus for a more detailed description of the dilution to new investors in the offering.
Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.
Sales of a substantial number of shares of our common stock in the public market could occur at any time, subject to certain restrictions described below. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.
In connection with this offering, we, all of our directors and officers, and certain of our stockholders have entered into lock-up agreements with the underwriter under which they agreed, subject to specific exceptions, not to sell any shares of our common stock for at least 45 days following the date of this offering. See the section titled “Underwriting” appearing elsewhere in this prospectus.
We have broad discretion in the use of our cash, cash equivalents, and investments, including the net proceeds from this offering, and may not use them effectively.
Our management will have broad discretion in the application of our cash, cash equivalents, and investments, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse impact on our business, cause the price of our common stock to decline, and delay the development of our investigational medicines. Pending their use, we may invest our cash, cash equivalents, and investments, including the net proceeds from this offering, in a manner that does not produce income or that loses value. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our credit facility. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.
Our largest stockholder has significant influence over us, including influence over decisions that require the approval of stockholders, which could limit our stockholders’ ability to influence the outcome of key transactions, including a change of control.
As of September 30, 2022, we were controlled by BCPE. As of that time, BCPE beneficially owned approximately 54.5% of our outstanding common stock, and upon completion of this offering and after giving effect to the concurrent private placement, BCPE will beneficially own approximately 47.51% of our outstanding common stock. Although BCPE does not own a majority of the voting power of our common stock, it is able to strongly influence or effectively control our decisions.
If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of the common stock, the price of the common stock and trading volume could decline.
The trading market for common stock may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade the ordinary shares or change their opinion of the common stock, the common stock price may decline. In addition, if one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the common stock price or trading volume to decline.

Note regarding forward-looking statements
This prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein by reference, contain forward-looking statements, which are based on our current expectations, estimates and assumptions about future events. All statements other than statements of current or historical fact contained in this prospectus supplement, the accompanying prospectus and other documents we have filed with the SEC that are incorporated herein by reference are forward-looking statements. These statements include, but are not limited to, statements regarding our future financial position, business strategy, budgets, effective tax rate, projected costs and plans and objectives of management for future operations. The words “projections,” “believe,” “continue,” “drive,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “could,” “would” and similar expressions are generally intended to identify forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results to differ from the expectations expressed in the statements. Many of these factors are beyond our ability to control or predict. These factors include, without limitation, the following:
•
the effects of the ongoing COVID-19 pandemic in the United States and the regions in which we operate;

•
the impact to the state and local economies of restrictive orders, vaccine and other mandates and the pandemic generally;

•
our ability to respond nimbly to challenging economic conditions, including recent inflationary pressures;

•
the unpredictability of our case volume in the current environment;

•
our ability to preserve or raise sufficient funds to continue operations throughout this period of uncertainty;

•
the impact of our cost-cutting measures on our future performance; our ability to cause distributions from our subsidiaries;

•
the responsiveness of our payors, including Medicaid and Medicare, to the challenging operating conditions, including their willingness and ability to continue paying in a timely manner and to advance payments in a timely manner, if at all;

•
the impact of COVID-19 related stimulus programs, including the CARES Act, and uncertainty in how these programs may be administered, monitored and modified in the future;

•
our ability to execute on our operational and strategic initiatives; the timing and impact of our portfolio optimization efforts;

•
our ability to continue to improve same-facility volume and revenue growth on the timeline anticipated, if at all;

•
our ability to successfully integrate acquisitions; the anticipated impact and timing of our ongoing efficiency efforts;

•
the impact of adverse weather conditions and other events outside of our control; and

•
the risks and uncertainties set forth under the heading “Risk Factors” in our 2021 Annual Report on Form 10-K and discussed from time to time in our reports filed with the SEC.

Considering these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC.
These forward-looking statements speak only as of the date made. Other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Use of proceeds
We estimate that the net proceeds we will receive from this offering will be approximately $552.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $636.0 million.
We expect to use proceeds of this offering and the concurrent private placement to repay portions of our long term indebtedness, with the remainder for general corporate purposes.
This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including market conditions, cash generated or used by our operations, business developments and opportunities that may arise, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Capitalization
The following table sets forth the consolidated cash and cash equivalents and consolidated capitalization of Surgery Partners, Inc. and its consolidated subsidiaries as of September 30, 2022 on an actual basis and on an as adjusted basis to give effect to this offering and the use of proceeds therefrom.
You should read the data presented below in conjunction with “Use of Proceeds,” the information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and “Summary Historical Condensed Consolidated Financial Information” herein, and with and our historical consolidated financial statements and related notes incorporated by reference into this prospectus supplement.
	As of September 30, 2022
(dollars in millions)	Actual	As Adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents	$154.8	552.8
Debt:
Senior secured revolving credit facility	—	—
Senior secured term loan(1)	1,519.6	1,519.6
6.750% senior unsecured notes due 2025	370.0	370.0
10.000% senior unsecured notes due 2027	545.0	545.0
Notes payable and other secured loans	215.3	215.3
Finance lease obligations	584.0	584.0
Less: unamortized debt issuance costs, discount and premium, net	(14.4)	(14.4)
Total debt	3,219.5	3,219.5
Non-controlling interests-redeemable	338.8	338.8
Stockholders’ equity (deficit):
Common stock, $0.01 par value, 300,000,000 shares authorized, 89,956,181 shares issued and outstanding at September 30, 2022 actual; 113,425,569 as adjusted	0.9	1.1
Preferred Stock, $0.01 par value, 20,310,000 shares authorized, no shares issued or outstanding	—	—
Additional paid in-capital	1,623.1	2,145.8
Accumulated other comprehensive income	82.8	82.8
Retained deficit	(533.9)	(533.9)
Total Surgery Partners, Inc. stockholders’ equity	1,172.9	1,694.7
Non-controlling interests—non-redeemable	932.5	932.5
Total equity	2,105.4	2,627.2
Total capitalization	$5,324.9	5,846.7

(1)
Includes $2.5 million of unamortized fair value discount as of September 30, 2022.

Dividend policy
We have never declared nor paid any cash dividends on our common stock and do not currently anticipate declaring or paying any cash dividends on our outstanding shares of common stock in the foreseeable future. We are, however, required to make or accrue quarterly dividend payments on our shares of preferred stock. Except for dividends that may be paid on the shares of preferred stock, we currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends on our common stock may be limited by covenants of our existing and future outstanding indebtedness we or our subsidiaries incur, including our credit facility. Additionally, because we are a holding company, we would depend on distributions from our subsidiaries to fund any potential dividends.

Dilution
Our net tangible book value as of September 30, 2022 was approximately $(19.37) per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding.
After giving effect to the sale of 23,469,388 shares of our common stock in this offering and 9,183,673 shares in the concurrent private placement at a price of $24.50 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, our as-adjusted net tangible book value as of September 30, 2022, would have been approximately $(972.4) million, or $(7.93) per share of common stock. This represents an immediate increase in the net tangible book value of $11.44 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $32.43 per share to new investors. The following table illustrates this hypothetical per share dilution:
Public offering price per share		$24.50
Net tangible book value per share as of September 30, 2022	$(19.37)
Increase per share attributable to new investors	$11.44
As-adjusted net tangible book value per share after this offering		$(7.93)
Net dilution per share to new investors		$32.43
If the underwriters exercise their option to purchase the 3,520,408 additional shares at the public offering price of $24.50 per share in full, our as adjusted net book value as of September 30, 2022 would increase to approximately $(889.2) million, or approximately $(7.05) per share, representing an immediate increase in as adjusted net tangible book value of $12.32 per share to our existing stockholders, and an immediate dilution of $31.55 per share to investors participating in this offering.
The foregoing table is based on 89,950,634 shares of our common stock outstanding and excludes the following, each as of November 1, 2022:
•
2,198,360 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $12.71 per share; and

•
4,902,465 shares of common stock reserved for future issuance under our 2015 Omnibus Incentive Plan.

Material U.S. federal income tax considerations for non-U.S. holders of common stock
The following is a summary of the material U.S. federal income tax considerations relating to the ownership and disposition of our common stock by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.
This summary assumes that shares of our common stock are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, certain U.S. expatriates, tax-exempt organizations, pension plans, “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or persons deemed to sell our common stock under the constructive sale provisions of the Code or persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation). In addition, this summary does not address estate and gift tax considerations or considerations under the tax laws of any state, local or non-U.S. jurisdiction or the impact of the alternative minimum tax or the 3.8% Medicare contribution tax on net investment income.
For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock that for U.S. federal income tax purposes is not classified as a partnership and is not:
•
an individual who is a citizen or resident of the United States;

•
a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of such person and the activities of the partnership. Partnerships and other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes and persons holding our common stock through a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.
There can be no assurance that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain a ruling from the IRS with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the, ownership or disposition of our common stock.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION, STATE, LOCAL AND

NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.
Distributions on our common stock
We do not currently expect to pay dividends on our common stock. In the event that we do make a distribution of cash or property with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce the holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.” Any such distribution would also be subject to the discussion below under the sections titled “—Additional withholding on payments made to foreign accounts” and “—Backup withholding and information reporting.”
Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with the appropriate IRS Form W-8, such as:
•
IRS Form W-8BEN or W-8BEN-E (or successor form) certifying, under penalties of perjury, a reduction in, or exemption from, withholding under an applicable income tax treaty, or

•
IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on our common stock is not subject to withholding tax because it is effectively connected with a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above must be provided to us or our agent prior to the payment of dividends and must be updated periodically. Special certification and other requirements apply in the case of certain Non-U.S. Holders that hold shares of our common stock through intermediaries.
Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.
If dividends are effectively connected with a trade or business in the United States of a Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described in the second bullet above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if a Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% (unless reduced by an applicable income treaty) of its earnings and profits in respect of such effectively connected dividend income.
Non-U.S. Holders that do not timely provide us or our agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.
Gain on sale, exchange or other taxable disposition of our common stock
Subject to the discussion below under the sections titled “—Additional withholding tax on payments made to foreign accounts” and “—Backup withholding and information reporting,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock, unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (2) we are or have been a “United States real property holding corporation”, as defined in the Internal Revenue Code (a USRPHC), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the shares of our common stock, and certain other requirements are met, or (3) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).
If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on such gain, which gain may be offset by certain U.S.-source capital losses (even though a Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With regards to the second exception, generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as USRPHC so long as our common stock is regularly traded on an established securities market (as defined under applicable Treasury Regulations) and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the shorter of the five year period ending on the date of disposition and the holder’s holding period. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.
If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis in the same manner as if it were a resident of the United States and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to any earnings and profits attributable to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).
Additional withholding tax on payments made to foreign accounts
Payments of dividends to certain Non-U.S. Holders will be subject to a 30% withholding tax if the Non-U.S. Holder fails to provide the withholding agent with documentation sufficient to show that it is compliant with provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA. Generally such documentation is provided on an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If dividends are subject to the 30% tax under FATCA, it will not be subject to the 30% tax described above under “—Distributions on our common stock.” The IRS and the Department of Treasury have issued proposed regulations on which taxpayers may rely providing that these withholding rules will not apply to the gross proceeds of a sale or other disposition of shares of our common stock. Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of our common stock.
Backup withholding and information reporting
We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on our common stock paid to the holder and the tax withheld, if any, with respect to the distributions, regardless of whether such distributions constitute dividends for U.S. federal income tax purposes. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Internal Revenue Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends on our common stock.

Dividends paid to Non-U.S. Holders subject to the U.S. withholding tax, as described above under the section titled “—Distributions on Our Common Stock”, generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including the availability of and procedure for obtaining an exemption from backup withholding.
Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or, in which the Non-U.S. Holder is incorporated, under the provisions of a specific treaty or agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Underwriting
We are offering the shares of common stock described in this prospectus through a number of underwriters.
BofA Securities, Inc., J.P. Morgan Securities, LLC, Barclays Capital Inc. and Jefferies LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:
Underwriter	Number of Shares
BofA Securities, Inc.	4,391,047
J.P. Morgan Securities LLC	4,391,047
Barclays Capital Inc.	4,391,047
Jefferies LLC	4,391,047
RBC Capital Markets, LLC	1,968,400
KKR Capital Markets LLC	984,200
Macquarie Capital (USA) Inc.	984,200
Mizuho Securities USA LLC	984,200
SVB Securities LLC	984,200
Total	23,469,388
The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.47775 per share. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 3,520,408 additional shares of common stock. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.8575 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Without option to purchase additional shares exercise	With option to purchase additional shares exercise
Per Share	$0.8575	$0.8575
Total	$20,125,000	$23,143,750
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $2.1 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $25,000.
BofA Securities, Inc. is acting as our financial advisor in connection with the offering. We have agreed to pay BofA Securities, Inc. a fee of $1,500,000 for its services. BofA Securities, Inc. is acting as an underwriter in the offering.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of BofA Securities, Inc., J.P. Morgan Securities, LLC, Barclays Capital Inc. and Jefferies LLC for a period of 45 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; or (iv) the filing of any registration statement on Form S-4 or other appropriate form with respect to the issuance by the Company of shares of any class of the common stock of the Company or any securities convertible into or exercisable or exchangeable for shares of any class of the Company’s common stock in connection with future business combinations or acquisitions (or the entering into of an acquisition or similar agreement with respect thereto); provided that, in the case of clause (iv), the aggregate number of shares of common stock issued in connection with, all such business combinations or acquisitions does not exceed 5% of the aggregate number of shares of common stock outstanding immediately following the offering of shares pursuant to this prospectus supplement and the recipient of the shares of common stock agrees in writing to be bound by the same terms described in the lock-up agreement.
Our directors and executive officers, and certain of our significant shareholders (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 45 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of BofA Securities, Inc., J.P. Morgan Securities, LLC, Barclays Capital Inc. and Jefferies LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members, partners or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph, (xii) on the date of the underwriting agreement in connection with bona fide gifts of shares of lock-up securities by certain partners and employees of the shareholder, its affiliates or funds advised by the shareholder or its affiliates to charitable organizations or (xiii) in connection with any pledge, charge, hypothecation or other granting of a security interest in any lock-up aecurities to one or more banks, financial or other lending institutions as collateral or security for or in connection with any margin loan or other loans, advances or extensions of credit entered into by the shareholder or any of its affiliates (as defined in Rule 405 promulgated under the Securities Act) and any transfers of such lock-up securities upon or following foreclosure upon or enforcement of such lock-up securities; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.
BofA Securities, Inc., J.P. Morgan Securities, LLC, Barclays Capital Inc. and Jefferies LLC in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGRY.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.
In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Affiliates of BofA Securities, Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., Jefferies LLC, Macquarie Capital (USA) Inc. and Mizuho Securities USA LLC, each an underwriter in this offering, are lenders under our revolving credit facility. See “Use of Proceeds.”

Selling restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Agents are not required to comply with the disclosure requirements of NI 33- 105 regarding underwriter conflicts of interest in connection with this offering.
United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

European Economic Area
In relation to each Member State of the European Economic Area (each a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Australia
This prospectus supplement:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Switzerland
The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has been or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.
Israel
In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase shares of our common stock under the Israeli Securities Law, 5728 — 1968, or the Israeli Securities Law, which requires a prospectus to be published and authorized by the Israel Securities Authority if it complies with certain provisions of Section 15 of the Israeli Securities Law, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law. In particular, we may request, as a condition to be offered shares of our common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law and the regulations promulgated thereunder in connection with the offer to be issued shares of our common stock; (iv) that the shares of our common stock and that it will be issued are subject to exemptions available under the Israeli Securities Law (a) for its own account, (b) for investment purposes only and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong or otherwise is or contains an invitation to the public (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”), and, accordingly, will not be offered or sold directly or indirectly, in Japan or to, or for the account or benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, a Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and other applicable laws, regulations and ministerial guidelines promulgates by the relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purpose of this paragraph “Japanese Person” means any person resident in Japan, including any corporation or other entity incorporated or organized under the laws of Japan.
Singapore
This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any shares or caused such shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such shares or cause such shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore. Singapore SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), the Company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Dubai International Financial Centre
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Centre, or DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
United Arab Emirates
This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.
This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each Underwriter has represented and agreed that the shares have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale of the shares has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise) and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.
Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
British Virgin Islands
The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Issuer. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), “BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Legal matters
The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Ropes & Gray LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP. Ropes & Gray LLP and some of its attorneys are limited partners of RGIP, LP, which is an investor in certain investment funds affiliated with BCPE and often a co-investor with such funds.
Experts
The consolidated financial statements incorporated in this prospectus by reference from Surgery Partners, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of Surgery Partners, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Where you can find more information
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and therefore do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.
We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus supplement and accompanying prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.surgerypartners.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Incorporation of certain documents by reference
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus supplement or the accompanying prospectus, until the termination of the offering of securities described in this prospectus supplement. We hereby incorporate by reference the following documents:
•
Surgery Partners’ Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022;

•
Surgery Partners’ Quarterly Reports on Form 10-Q for the three months ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC on May 3, 2022, August 2, 2022 and November 8, 2022, respectively;

•
Surgery Partners’ Current Reports on Form 8-K filed with the SEC on January 10, 2022 (solely with respect to Item 5.02) and May 20, 2022; and

•
The portions of Surgery Partners’ definitive proxy statement on Schedule 14A, filed with the SEC on April 7, 2022, that are deemed “filed” with the SEC under the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed modified, superseded or replaced for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies, supersedes or replaces such statement.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Investor Relations
Surgery Partners, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
(615) 234-5900
Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.surgerypartners.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS
Surgery Partners, Inc.
Common Stock
Preferred Stock
Subscription Rights
Warrants
Units

We may offer and sell common stock, preferred stock, warrants, units or subscription rights described in this prospectus from time to time in one or more transactions.
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers and agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement.
General Information
Our common stock is traded on The Nasdaq Global Select Market under the symbol “SGRY.” On January 22, 2021, the closing price of our common stock was $30.86.
Investing in our securities involves certain risks. See “Risk Factors” beginning on page 9 of this prospectus and in any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 25, 2021.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement and, if necessary, the pricing supplement, may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, the information in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should carefully read this prospectus, the applicable prospectus supplement and any pricing supplement, together with the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” before making an investment in our securities.
We have not authorized anyone to give you any additional information different from that contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus provided in connection with an offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus is not an offer to sell or solicitation of an offer to buy our securities in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful. Unless the context otherwise indicates, the terms “SGRY,” “Surgery Partners,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Surgery Partners, Inc. and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

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SUMMARY
Overview and Corporate Information
Surgery Partners, Inc., a Delaware corporation, acting through its subsidiaries, owns and operates a national network of surgical facilities and ancillary services. Surgery Partners, Inc. was formed April 2, 2015, as a holding company for the purpose of facilitating an initial public offering of shares of common stock. Prior to September 30, 2015, we conducted business through Surgery Center Holdings, Inc. and its subsidiaries.
As of September 30, 2020, we owned or operated a portfolio of 126 surgical facilities, comprised of 110 ambulatory surgical centers (“ASCs”) and 16 surgical hospitals (“surgical hospitals,” and together with ASCs referred to as “surgical facilities” or “facilities”) in 30 states. We own these facilities in partnership with physicians and, in some cases, health care systems in the markets and communities we serve. We own a majority interest in 84 of the surgical facilities and consolidated 106 of these facilities for financial reporting purposes.
Our principal executive offices are located at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, and our telephone number is (615) 234-5900. Our website address is www.surgerypartners.com. The information found on our website is not part of this prospectus.

RISK FACTORS
Investing in our securities involves significant risks. Please see the risk factors under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as amended and revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is on file with the SEC and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “prospects,” “forecasts,” “expect,” “intend,” “may,” “will,” “plan,” “target,” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information available to management at such time. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to factors discussed in the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.
Forward-looking statements speak only as of the date of this prospectus or, as of the date given if provided in another filing with the SEC. We undertake no obligation to publicly update or review any forward-looking statements to reflect events or circumstances after the date of such statements.

USE OF PROCEEDS
Except as otherwise provided in a prospectus supplement in connection with an offering of securities pursuant to this prospectus, we currently intend to use the net proceeds from the sale of any securities offered by us under this prospectus primarily for general corporate purposes. General corporate purposes may include, without limitation, the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

GENERAL DESCRIPTION OF SECURITIES
We may offer under this prospectus:
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common stock;

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preferred stock;

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subscription rights;

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warrants to acquire common stock or preferred stock; or

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any combination of the foregoing, either individually or as units consisting or two or more securities.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that may be offered. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.
Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may be permitted under applicable law, rules or regulations.

DESCRIPTION OF CAPITAL STOCK
General Matters
Our amended and restated certificate of incorporation (“Certificate of Incorporation”) currently authorizes us to issue up to 300,000,000 shares of common stock, $0.01 par value per share, and 20,310,000 shares of preferred stock, $0.01 par value per share. As of January 22, 2021, we had approximately 50,461,706 shares of common stock and 310,000 shares of preferred stock outstanding.
The discussion set forth below describes the most important terms of our capital stock, Certificate of Incorporation and amended and restated bylaws (“Bylaws”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our Certificate of Incorporation and Bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.
Common Stock
Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.
Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of securityholders. Holders of shares of our common stock have no cumulative voting rights.
Preemptive Rights. Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.
Conversion or Redemption Rights. Our common stock is not convertible or redeemable.
Liquidation Rights. Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Nasdaq Listing. Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGRY.”
Preferred Stock
Our board of directors may from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without securityholder approval, may issue shares of preferred stock with voting and conversion rights.
Series A Preferred Stock. On August 31, 2017, we completed the sale issuance of 310,000 shares of our preferred stock, par value $0.01 per share, designated as 10.00% Series A Convertible Perpetual Participating Preferred Stock (the “Series A Preferred Stock”) to a fund advised by an affiliate of Bain Capital Private Equity LP (“Bain Capital”) at a cash purchase price of $1,000 per share for an aggregate purchase price of $310.0 million.

The accrued value of the Series A Preferred Stock is convertible into shares of common stock at a price per share of common stock equal to $19.00, subject to certain adjustments as provided in the Certificate of Designations, Preferences, Rights and Limitations of the 10.00% Series A Convertible Perpetual Participating Preferred Stock of Surgery Partners, Inc. (the “Series A Certificate of Designation”), at any time at the option of the holder. In addition, the Company may require the conversion of all, but not less than all, of the Series A Preferred Stock pursuant to the terms and conditions of the Series A Certificate of Designation, after the second anniversary of the date of issuance, if the volume weighted average closing price of the Common Stock for any 20 out of 30 consecutive trading days prior to such date, equals or exceeds $42.00 per share.
We may not redeem the Series A Preferred Stock prior to the fifth anniversary of its issuance and thereafter, may redeem all, but not less than all, of the Series A Preferred Stock for cash pursuant to and subject to the terms and conditions of the Series A Certificate of Designation. The holders of Series A Preferred Stock may cause us to redeem the Series A Preferred Stock upon the occurrence of certain change of control transactions of the Company or the common stock ceasing to be listed or quoted on a trading market.
The Series A Preferred Stock ranks senior to our common stock and any other capital stock of the Company with respect to dividends, redemption and any other rights upon the liquidation, dissolution or winding up of the Company, and the holders thereof are entitled to vote with the holders of common stock, together as a single class, on all matters submitted to a vote of our securityholders. In addition to participating in any dividends that may be declared with respect to the common stock on an as-converted basis, each share of Series A Preferred Stock accrues dividends daily at a dividend rate of 10.00%, compounding quarterly, and in any given quarter, subject to certain conditions, our board of directors may declare a cash dividend in an amount up to 50% of the amount of the dividend that has accrued and accumulated during such quarter through the end of such quarter, and the amount of any quarterly dividend paid in cash shall not compound on the applicable date and shall not be included in the accrued value of the Series A Preferred Stock.
In the event of our liquidation, dissolution or winding-up (whether voluntary or involuntary), holders of Series A Preferred Stock will be entitled to receive out of the assets available for distribution to securityholders, after satisfaction of any liabilities and obligations to creditors of the Company, with respect to each share of Series A Preferred Stock, an amount equal to the greater of (i) $1,000.00 per share, plus dividends compounded to date, plus dividends accrued but not yet compounded and (ii) the amount that a holder of one share of common stock would receive, assuming the Series A Preferred Stock had converted into shares of common stock.
Registration Rights
On August 31, 2017, the Company entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with certain securityholders of the Company and certain other parties thereto, including Bain Capital. Pursuant to the Registration Rights Agreement, among other things, and subject to certain limitations, we agreed to use commercially reasonable efforts to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the registrable shares held by the parties to the Registration Rights Agreement. We also agreed to provide, with certain exceptions, certain piggyback registration rights with respect to such registrable shares, as described in the Registration Rights Agreement.
Anti-Takeover Effects of our Certificate of Incorporation and Bylaws
Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the board of directors.
These provisions include:
Classified Board. Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as practicable possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for securityholders to change the composition of our board. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors.
Action by Written Consent; Special Meetings of Securityholders. Our Certificate of Incorporation provides that securityholder action can be taken only at an annual or special meeting of securityholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation also provides that, except as otherwise required by law, special meetings of the securityholders can only be called pursuant to a resolution adopted by a majority of the board of directors. Except as described above, securityholders will not be permitted to call a special meeting or to require the board of directors to call a special meeting.
Removal of Directors. Our Certificate of Incorporation provides that our directors may be removed only for cause by the affirmative vote of at least 75% of the voting power of our outstanding shares of capital stock, voting together as a single class. This requirement of a supermajority vote to remove directors could enable a minority of our securityholders to prevent a change in the composition of our board.
Advance Notice Procedures. Our Bylaws establish an advance notice procedure for securityholder proposals to be brought before an annual meeting of our securityholders, including proposed nominations of persons for election to the board of directors. Securityholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a securityholder who was a securityholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the securityholder’s intention to bring that business before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove securityholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Super Majority Approval Requirements. The General Corporation Law of the State of Delaware (the “DGCL”) generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our Certificate of Incorporation provides that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal any provisions of our Bylaws and specified provisions of our Certificate of Incorporation. This requirement of a supermajority vote to approve amendments to our Certificate of Incorporation and Bylaws could enable a minority of our securityholders to exercise veto power over any such amendments.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without securityholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Securityholders. We have elected in our Certificate of Incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested securityholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested securityholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our Certificate of Incorporation contains provisions that have the same effect as Section 203.

Limitations on Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DCGL. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase shares of our common stock and/or preferred stock in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.
To the extent appropriate, the applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:
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the specific designation and aggregate number of, and the price at which we will issue, the warrants;

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the currency or currency units in which the offering price, if any, and the exercise price are payable;

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the designation, amount and terms of the securities purchasable upon exercise of the warrants;

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if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

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if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

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whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

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any applicable material U.S. federal income tax consequences;

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the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

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the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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if applicable, the date from and after which the warrants and the common stock and/or, preferred stock will be separately transferable;

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if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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information with respect to book-entry procedures, if any;

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the anti-dilution provisions of the warrants, if any;

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any redemption or call provisions;

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whether the warrants are to be sold separately or with other securities as parts of units; and

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any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase common stock, preferred stock, other securities described in this prospectus or any combination thereof. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more purchasers, including underwriters, pursuant to which such purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
To the extent appropriate, the applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the subscription rights to purchase shares of our securities offered thereby:
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the date of determining the securityholders entitled to the subscription rights distribution;

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the price, if any, for the subscription rights;

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the exercise price payable for the common stock, preferred stock or other securities upon the exercise of the subscription rights;

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the number of subscription rights issued to each securityholder;

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the amount of common stock, preferred stock or other securities that may be purchased per each subscription right;

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any provisions for adjustment of the amount of securities receivable upon exercise of the subscription rights or of the exercise price of the subscription rights;

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the extent to which the subscription rights are transferable;

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the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

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the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

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the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights;

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any applicable federal income tax considerations; and

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any other terms of the subscription rights, including the terms, procedures and limitations relating to the transferability, exchange and exercise of the subscription rights.

DESCRIPTION OF UNITS
The following is a general description of the terms of the units we may offer from time to time. Particular terms of the units will be described in the applicable unit agreements and the applicable prospectus supplement for the units. We urge you to read the applicable prospectus supplement related to the units that we may sell under this prospectus, as well as the complete unit agreements that will contain the terms of any units.
We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may issue units directly or under a unit agreement to be entered into between us and a unit agent. We will name any unit agent in the applicable prospectus supplement. Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units.
Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date. We may issue units in such amounts and in such numerous distinct series as we determine.
To the extent appropriate, the applicable prospectus supplement will contain, where applicable, the following terms and other information relating to the units:
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the title of the series of units;

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identification and description of the separate constituent securities comprising the units;

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the price or prices at which the units will be issued;

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the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

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a discussion of certain United States federal income tax considerations applicable to the units; and

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any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION
General. We may sell the securities offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the terms of the offering of the securities, including:
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the terms of the securities to which such prospectus supplement relates;

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the name or names of any underwriters, if any;

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the purchase price of the securities and the proceeds we will receive from the sale;

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any underwriting discounts and other items constituting underwriters’ compensation; and

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any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with such prospectus supplement.
Sales Directly to Purchasers. We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of securities at a fixed price, based on the market price of the securities or otherwise.
Use of Underwriters and Agents. If underwriters are used in the sale of securities, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.
Securities may be sold directly to or through agents from time to time. Any agent involved in the offering and sale of securities will be named and any commissions paid to the agent will be described in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Agents or underwriters may be authorized to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions paid for solicitation of these contracts will be described in the prospectus supplement. We may engage in “at the market” offerings only of our common stock. An “at the market” offering is defined in Rule 415(a)(4) under the Securities Act as an offering of equity securities into an existing trading market for outstanding shares of the same class at other than a fixed price.
Deemed Underwriters. In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Indemnification and Other Relationships. We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION
We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and the Investor Relations section of our website at https://ir.surgerypartners.com. Information contained on our website or that can be accessed through our website is not a part of, and is not incorporated by reference in, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings, including all filings made after the date of the filing of the registration statement of which this prospectus is part and prior to the effectiveness of such registration statement, made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, in each case, until the offering described under the registration statement is terminated or completed:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 13, 2020;

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our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, as filed with the SEC on May 11, 2020, August 5, 2020 and November 4, 2020, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 13, 2020, March 23, 2020, April 15, 2020, April 22, 2020, May 28, 2020, July 24, 2020 and July 31, 2020;

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portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2020, that are deemed “filed” with the SEC under the Exchange Act; and

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the description of capital stock contained in the Registration Statement on Form 8-A, as filed with the SEC on September 28, 2015, as supplemented by the “Description of Capital Stock” found on page 6 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus or the prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus and the prospectus supplement to the extent that a statement contained in this prospectus or the prospectus supplement modifies, supersedes or replaces such statement.
Upon request, either orally or in writing, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus and the prospectus supplement is delivered, a copy of the documents incorporated by reference into this prospectus and the prospectus supplement but not delivered with the prospectus. You may request a copy of these filings and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing to us at the following address: Investor Relations, Surgery Partners, Inc., 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, or via telephone at (615) 234-5900.
Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.surgerypartners.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not part of this prospectus or the prospectus supplement.

LEGAL MATTERS
Unless the applicable prospectus supplement indicates otherwise, the validity of any securities offered from time to time by this prospectus and any related prospectus supplement will be passed upon for us by Ropes & Gray LLP, New York, New York.

EXPERTS
The consolidated financial statements for the periods January 1, 2018 to December 31, 2019 (Successor) appearing in Surgery Partners, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Surgery Partners, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and are incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Surgery Partners, Inc. for the periods September 1, 2017 to December 31, 2017 (Successor) and January 1, 2017 to August 31, 2017 (Predecessor), appearing in Surgery Partners, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

23,469,388 Shares
Common stock

P R O S P E C T U S  S U P P L E M E N T

BofA SecuritiesJ.P. MorganBarclaysJefferies
RBC Capital Markets	KKR	Macquarie Capital	Mizuho	SVB Securities
November 21, 2022